Matthews International Funds

Sub-Item 77I - Terms of New or Amended Securities

On August 24, 2017, the Board of Trustees of the Registrant approved (i) the establishment and designation of Institutional Class shares of an existing series of the Trust called the Matthews China Small Companies Fund (the "China Small Companies Fund") and (ii) the investment strategy of the China Small Companies Fund which, under normal market conditions, invests at least 80% of its total net assets, which include borrowings for investment purposes, in the common and preferred stocks of small companies located in China. Matthews International Capital Management, LLC determines whether a company should be considered to be a small company based on the size of its revenues, number of employees, net assets, the size and depth of its product line, level of development, and other factors compared to other companies in its industry, sector or region.

Information regarding the establishment and investment strategy of the China Small Companies Fund is incorporated by reference to Post-Effective Amendment No. 75 to the Registrant's Registration Statement filed with the Securities and Exchange Commission on November 29, 2017 (Accession No.
0001193125-17-355677).